Exhibit 99.1
FOR IMMEDIATE RELEASE
June 17, 2024

TEGNA Names Michael Steib to Succeed David Lougee as President, CEO and Director

Board Also Appoints Two New Independent Directors

Tysons, Va. – TEGNA Inc. (NYSE: TGNA) today announced that Michael Steib, 48, will succeed David Lougee, 65, as President, CEO and a Director as of August 12, 2024. At that time, Lougee will retire from these roles and become Senior Advisor.

Steib is currently CEO of Artsy, the world’s largest online platform for discovering and collecting art, after serving as President and CEO of XO Group (NYSE: XOXO), parent company of The Knot. Previously, he spent 10 years in executive positions at NBCUniversal and Google launching, scaling, and acquiring advertising-supported businesses. Steib has a track record of developing high-performing teams that build industry-defining products and brands and deliver extraordinary shareholder returns. He is a published author and has hosted a podcast on leadership and professional development. Steib holds B.A. degrees in economics and international relations from the University of Pennsylvania.

Chairman of the Board Howard Elias said, “Dave has had a great run at TEGNA. The Board and I deeply appreciate all he has done to build the company into an industry leader with a strong financial position and a commitment to the communities in which we operate, but we understand his desire to retire as CEO at this juncture. Over the past year, the Board has engaged in a thoughtful and comprehensive succession process to identify TEGNA’s future leadership. We are fortunate that Mike Steib will be Dave’s successor working with a top-notch team.

“Mike is a dynamic executive with technology and digital savvy, a passion for local journalism, deep advertising and media experience, a history of developing high performance teams, and a track record of successfully building businesses and driving business model transformation. We are confident he has the broad skill set that will be necessary to chart TEGNA’s future at a time of unprecedented change in our industry.”

Mike Steib said, “I believe deeply in the power of local news to connect our communities and strengthen our democracy. And I am excited about the many opportunities to leverage technology to enhance this service and generate substantial value for shareholders. With strong operations in more than 50 key markets across America, a history of exceptional journalism, strong cash flow, and a talented and passionate team, TEGNA is incredibly well positioned to seize this moment and build a bright future for local news and community in our country.”

Dave Lougee said, “I am confident that Mike is the right CEO to take TEGNA into the future at a time of profound change in our industry, and I look forward to helping him in any way I can. I am very proud of all we have accomplished over the last seven years and have been fortunate to work with a terrific Board, superb management team, and dedicated employees.”

TEGNA Adds Two New Independent Directors

TEGNA’s Board of Directors, as part of its regular refreshment process, has appointed two new independent Directors, Catherine Dunleavy, a senior finance and media executive formerly President of Away, and Denmark West, who heads Market Intelligence and Strategic Engagements at X, The Moonshot Factory, a division of Alphabet. They will join the Board on July 1, 2024.

Catherine Dunleavy is the former President of the travel lifestyle brand Away. She joined Away as Chief Financial Officer in 2020 after three years at NIKE, most recently as Vice President and Chief Financial Officer, Global Operations, Technology and Vice President, Strategic Investments. She has extensive media experience from her 16 years at NBCUniversal, where she served in numerous roles, including Chief Financial Officer of the Cable Entertainment Group and Executive Vice President, Content Distribution. She began her career at General Electric in the Manufacturing Management Program and was selected for its highly competitive Corporate Audit Staff program where she completed five years of rotational assignments across GE’s global businesses. She has had previous public company board experience and is a qualified financial expert.

Denmark West leads Market Intelligence and Strategic Engagements at X, The Moonshot Factory, a division of Alphabet. He has extensive experience in the technology industry, expertise in corporate finance and operations, as well as public company board experience. He previously spent eight years as a General Partner at Connectivity Ventures and seven years at Viacom, including as President of Digital Media at BET Networks and Executive Vice President and Chief of Operations at MTV Networks (now Viacom Media Networks). Earlier in his career, he spent six years at Microsoft in strategy and corporate development roles.

Howard Elias said, “TEGNA is committed to good corporate governance, and we are always looking to refresh our Board with directors who have deep experience in the areas that are most relevant to our business. Catherine Dunleavy and Denmark West will augment our already considerable expertise on the Board with additional digital media and financial expertise. We welcome them to TEGNA.”

About TEGNA

TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. With 64 television stations in 51 U.S. markets, TEGNA is the largest owner of top 4 network affiliates in the top 25 markets among independent station groups, reaching approximately 39 percent of all television households nationwide. TEGNA also owns leading multicast networks True Crime Network and Quest. TEGNA offers innovative solutions to help businesses reach consumers across television, digital and over-the-top (OTT) platforms, including Premion, TEGNA’s OTT advertising service. For more information, visit www.TEGNA.com.

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For media inquiries, contact:
Anne Bentley
Vice President, Chief Communications Officer
703-873-6366
abentley@TEGNA.com

For investor inquiries, contact:
Julie Heskett
Senior Vice President, Chief Financial Officer
703-873-6747
investorrelations@TEGNA.com